Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Restructures Board; Names New Members

Sheffert Returns as Chairman; Munzenrider Adds Financial Depth

ST. PAUL, Minn. — (Sept. 1, 2010) — Angeion Corporation (NASDAQ: ANGN) today announced that it has restructured its Board of Directors and named two new directors as part of the August 18, 2010, agreement between Angeion and BlueLine Partners, LLC.

Mark W. Sheffert, Chairman and Chief Executive Officer of Manchester Companies, Inc., has been appointed to the board and elected to serve as its new chairman.  Sheffert served as a chairman and a director of Medical Graphics Corporation from January 1997 to December 1999, when Medical Graphics Corporation was acquired by Angeion. He then served as a director of Angeion until late 2002.

Sheffert was recognized as one of Minnesota’s Outstanding Directors in 1999 and received the Outstanding Director – Lifetime Achievement Award in 2009 from the National Association of Corporate Directors and Twin Cities Business magazine for his service on over 40 Boards.  He is a former President of First Bank System, Inc. (now U.S. Bank), and current head of Manchester, an investment banking and business advisory firm.

In addition, Robert Munzenrider has been elected as a director of the Company and will serve as chair of the board’s Audit Committee. Through a career that spans four decades, Munzenrider has served in a range of executive and financial leadership positions, including Vice President and Chief Financial Officer of St. Jude Medical, Inc., an international medical device manufacturer.

Munzenrider, also a former president of a subsidiary of Apogee Enterprises, has been a director of medical and healthcare companies including ATS Medical, Inc., Criticare Systems, Inc., and CABG Medical, Inc. He has held his CPA license since 1971.

The Company also announced that pursuant to the agreement with BlueLine, current directors, Scott A. Shuda, John Baudhuin, Philip I. Smith and Rodney A. Young, Angeion’s CEO, are continuing as members of the board of directors and the Board accepted the resignations of K. James Ehlen, M.D., former Chairman, and Paula Skjefte and John Penn, which were tendered as part of the agreement.

With the addition of Sheffert and Munzenrider, the Angeion board is now composed of six directors. The board is in the process of narrowing the slate of qualified candidates for the seventh director position and expects to complete its selection process soon.

“We are excited and fortunate to add two seasoned executives with impressive industry experience to our board,” said Rodney A. Young, Angeion’s President and Chief Executive Officer. “Mark Sheffert brings strong, experienced governance and financial leadership—he has served on several boards in the healthcare industry including Allina Health Systems, Benedictine Health System, Applied Biometrics, Life Rate Systems, Health Dimensions, Inc., Minneapolis Children’s Medical Center and Children’s Heart Link. Bob Munzenrider has been CFO for both public and private companies for most of his career, and his broad-based medical, manufacturing, finance and accounting background will be invaluable as we move forward.”

Said Sheffert, “I am honored to be asked to return to Angeion’s board of directors and look forward to serving once again as Chairman. The Company has state-of-the-art products, a talented management team and a proactive, visionary board, which will guide Angeion into its next phase of growth and development, and value creation for shareholders.”

Said Munzenrider, “I am excited to join Mark, Rod and the other members of the Angeion board. This gives me an opportunity to leverage both my healthcare and financial experience to contribute to an emerging global company with two important businesses—the MedGraphics cardiorespiratory diagnostic systems and the New Leaf products and services that advance a healthy lifestyle.”

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names.  These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

Forward Looking Statements

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties.  You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects.  Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to maintain our software development initiative and migrate our MedGraphics software platform to a next generation technology; (5) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (6) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (7) our ability to expand our worldwide international revenue through our distribution partners; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (9) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; and (11) our dependence on third-party vendors.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2009.

Contacts:	Mark W. Sheffert, Chairman of the Board, (612) 436-2818 Rodney A. Young, President and Chief Executive Officer, (651) 484-4874

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